Camber Energy, Inc. 8-K

Exhibit 2.4

THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT

This Third Amendment to Asset Purchase Agreement (this “Agreement”) is entered into by and between Camber Energy, Inc. (formerly known as Lucas Energy, Inc.), a Nevada corporation (“Purchaser” or “Company”), Segundo Resources, LLC, a Texas limited liability company (the “Seller Representative”), and each of the other individuals and entities set forth under the heading “Sellers” on the signature page(s) hereto (each, including the Seller Representative, collectively, the “Sellers”), each a “Party” and collectively the “Parties.” Certain capitalized terms used, but not otherwise defined, herein have the meanings given to such terms in the Purchase Agreement (defined below).

W I T N E S S E T H:

WHEREAS, on December 30, 2015, the Parties entered into an Asset Purchase Agreement, pursuant to which the Purchaser agreed to purchase from the Sellers, working interests in producing properties and undeveloped acreage in Texas and Oklahoma, including varied interests in two largely contiguous acreage blocks in the liquids-rich Mid-Continent region of the United States, and related wells, leases, records, equipment and agreements associated therewith (the “Original Agreement”);

WHEREAS, effective April 1, 2016, the Parties entered into a First Amendment to Asset Purchase Agreement (the “First Amendment”), to amend certain provisions of the Original Agreement;

WHEREAS, effective August 25, 2016, the Parties entered into a Second Amendment to Asset Purchase Agreement (the “Second Amendment” and together with the Original Agreement and the First Amendment, the “Purchase Agreement”), amending the terms of the Purchase Agreement to amend certain provisions thereof;

WHEREAS, the transactions contemplated by the Purchase Agreement closed on August 25, 2016; and

WHEREAS, the Parties now desire to enter into this Agreement to amend certain post-Closing covenants under the Purchase Agreement pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1.

Amendments to Purchase Agreement. Effective for all purposes as of the Effective Date (defined below), Section 4.3(i) of the Purchase Agreement is amended and restated to read as follows:

“(i) Increase in Board of Directors of Purchaser and Sellers Director Appointment Rights. The Purchaser’s Board of Directors shall have taken action prior to Closing to increase the number of members of the Purchaser’s Board of Directors to six (6) members and to appoint three (3) Persons nominated to the Board of Directors of the Purchaser by the Seller Representative with the approval of the Required Sellers, effective at Closing, so that immediately effective upon Closing, the Board of Directors of Purchaser will consist of six (6) members, including three (3) members nominated by the Seller Representative with the approval of the Required Sellers (the “Seller Nominees”). The Board of Directors of Purchaser shall have the right to make a determination as to the ability of each Seller Nominee to serve as a member of the Board of Directors of the Purchaser, and whether the appointment of such nominee is in the best interests of the stockholders of the Purchaser, and shall not be required to appoint any Person as a member of the Board of Directors, if the Board of Directors, in their reasonable discretion and consistent with their fiduciary duties to the stockholders of the Purchaser, believe such appointment would not be in the best interests of the stockholders of the Purchaser. However, in each instance where the Board of Directors determines as set forth above that the appointment of a Seller Nominee is not in the best interest of the stockholders of Purchaser, Seller Representative with the approval of the Required Sellers, shall nominate a replacement Seller Nominee (each a “Seller Replacement Nominee”) for consideration by the Board of Directors of Purchaser. Seller Representative, with the approval of the Required Sellers, may nominate such additional Seller Replacement Nominees from time to time until such time as three (3) Seller Nominees or Seller Replacement Nominees have been appointed to the Board of Directors of Purchaser. Additionally, the Seller Nominees shall include such number of ‘independent’ directors (as determined both prior to and subsequent to Closing) as may be required pursuant to applicable NYSE MKT rules and regulations in order that the Purchaser, after the appointment of such Seller Nominees, continues to remain in compliance with applicable rules and regulations of the NYSE MKT, including those rules and regulations requiring certain minimum numbers of ‘independent’ directors. If necessary and deemed required, the Purchaser shall file a Schedule 14f-1 with the SEC in connection with the change in the composition of its Board of Directors.”

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2.

Effective Date. The “Effective Date” of this Agreement shall be, for all purposes, the date of Purchaser’s execution of this Agreement, as set forth beside the Purchaser’s signature on the signature page hereof.

3.

Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

4.

Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

a.

Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

b.

The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

c.

Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

5.

Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

6.

Effect of Agreement. Upon the Effective Date, each reference in the Purchase Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Purchase Agreement as modified or amended hereby.

7.

Purchase Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Purchase Agreement and the terms and conditions thereof shall remain in full force and effect.

8.

Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their successors and permitted assigns.

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9.

Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

10.

Construction. In this Agreement, words importing the singular number include the plural and vice versa.

11.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict provision or rule (whether of Texas or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied and Applicable Laws of the United States of America. The obligations of the Parties hereto are to be performed in Texas. All disputes, claims, demands, actions, causes of action, suits or proceedings by and among the parties to this Agreement shall be adjudicated, litigated, heard or tried, if at all, exclusively in the state or federal courts of Texas. Texas shall be the mandatory, exclusive place for the adjudication, litigation, hearing or trial of any matter by and among the parties to this Agreement. Each Party hereby irrevocably waives any right to have any such dispute, claim, demand, action, cause of action, suit or proceeding adjudicated, litigated, heard or tried in any place other than Texas.

13.

Review and Construction of Documents. Each Party represents to the others, that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, Tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

14.

Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

15.

No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

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16.

Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature pages follow.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered to be effective as of the Effective Date.

Camber Energy, Inc.

By:	/s/ Anthony C. Schnur
Name:	Anthony C. Schnur
Title:	President and Chief Executive Officer
Date:	January 24, 2017

Segundo Resources, LLC, as Seller Representative

By:	/s/ Richard N. Azar, II
Name:	Richard N. Azar, II
Title:	Manager

/s/ Alan Dreeben
Alan Dreeben

RAD2 Minerals, Ltd.
By: RAD2 Management, LLC, General Partner

/s/ Richard N. Azar, II
Richard N. Azar, II
Manager

DBS Investments, Ltd.
By: DBS Management, LLC, its General Partner

/s/ Donnie B. Seay
Donnie B. Seay
Manager

MP II, Inc.

/s/ Robert D. Tips
Robert D. Tips
Chairman and CEO

Scott Lake Energy, L.P.
By: Scott Lake Energy, LLC, its General Partner

/s/ Donald Rowden
Donald Rowden
Manager

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